Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 6, 2018, with respect to the consolidated financial statements of Wombat Security Technologies, Inc. for the year ended December 31, 2017 included in the Current Report of Proofpoint, Inc. on Form 8-K/A filed on May 3, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Proofpoint, Inc. on Form S‑8 (No.333-180839, No.333-187321, No.333-194599, No.333-202312, No.333-209712, No.333-214366, No.333-216195, No.333-221870 and No. 333-223188).

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
May 3, 2018